SF XXX                               Page 2                           SAMPLE

SF 655                               Page 1                           SAMPLE

                          DEATH BENEFIT GUARANTEE RIDER



This rider is part of Your policy. All policy definitions, provisions, and exceptions apply to this rider unless changed by this rider. The Effective Date of this rider is the same as the Policy Date unless another date is shown on the current Data Pages.

DEATH BENEFIT GUARANTEE

If You meet the death benefit guarantee premium requirement described below, Your policy will remain inforce even if Your Net Policy Value is not sufficient to cover the Monthly Policy Charge on a Monthly Date.

DEATH BENEFIT GUARANTEE PREMIUM REQUIREMENT

The death benefit guarantee premium requirement on each Monthly Date is met if 1 is equal to or greater than 2 where:

     1. Is the sum of all premiums paid on the policy less any partial surrenders and any policy loans and unpaid loan interest; and

     2. Is the sum of the death benefit guarantee monthly premiums from the Policy Date to the most recent Monthly Date.

For any month the Monthly Policy Charge is being waived, the monthly death benefit guarantee premium is considered to be zero.

The current death benefit guarantee monthly premium is shown on the current Data Pages.

CHANGES THAT AFFECT THE DEATH BENEFIT GUARANTEE PREMIUM

Your death benefit guarantee monthly premium may change if:

1.       Your Policy Face Amount is increased or decreased;

2.       A rider is added to or deleted from the policy; or

3.       An adjustment is made to Your policy.

If Your death benefit guarantee monthly premium changes, We will send You new Data Pages which reflect the change. Also, as a result of a change, an additional premium may be required on the date of change in order to meet the new death benefit guarantee premium requirement.

REINSTATEMENT

If this rider terminates, it may not be reinstated.

                                                 (Continued on next page)


SF 655                      Page 2                                        SAMPLE

TERMINATION

This rider terminates on:

     1.   Termination or maturity of Your policy;

     2.   The date a Supplemental Death Benefit Rider is added to Your policy;

     3.   The Expiration Date of this rider shown on the current Data Pages; or

     4. Our receipt of Your Notice to cancel this rider. The cancellation will be effective on the Monthly Date on or next following the date We receive the request. We may require that You send Your policy to Our office to record the cancellation.


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                                    [GRAPHIC
                                    OMITTED][GRAPHIC OMITTEDPrincipal Life
                                                   Insurance Company
                                                   Des Moines, Iowa 50392-0001